EXHIBIT 10.3

CANADIAN EMPLOYEE FORM

Terrestrial Energy Inc.

2025 Equity Incentive Plan
Notice of Restricted Stock Unit Award

The Participant is hereby provided this Notice of Restricted Stock Unit Award (this “Notice”) under the Terrestrial Energy Inc. 2025 Equity Incentive Plan (the “Plan”). Each “Restricted Stock Unit” represents the right to receive a Share, its cash equivalent, or a combination thereof, each of which is subject to certain restrictions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Restricted Stock Unit Agreement, which is incorporated herein by reference, or, if not defined herein or therein, in the Plan.

Participant: [__]

Grant Date: [__]

Number of Restricted Stock Units: [__]

Vesting Schedule:  All of the Restricted Stock Units are nonvested and forfeitable as of the Grant Date. So long as the Participant is in Active Employment or Active Engagement from the Grant Date through the applicable date upon which vesting is scheduled to occur, ______________ of the Restricted Stock Units will vest on     (the “Initial Vesting Date”) and as to an additional _______ of the original number of Restricted Stock Units at the end of each successive ___________ period following the Initial Vesting Date such that 100% of the Restricted Stock Units will be vested on _______________.

The foregoing vesting schedule notwithstanding, (i) if the Participant’s Service terminates for any reason and the Termination Date occurs before all of their Restricted Stock Units have vested, the Participant’s unvested Restricted Stock Units shall be automatically forfeited upon the Termination Date and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Notice or the Restricted Stock Unit Agreement, (ii) if the Participant is party to another agreement with the Company or an Affiliate that provides for accelerated vesting in certain circumstances, vesting will accelerate in accordance with the terms of such agreement.

For the purposes of this Notice:

“Active Employment” means in the case of an employee Participant, the period during which the Participant actively performs work for the Company or any Affiliate; but excluding any period that follows or ought to have followed the later of: (a) if required pursuant to the applicable employment standards legislation as amended (the “ESL”), the end of the minimum notice of termination period that is required to be provided pursuant to the ESL (if any), or (b) the Participant’s last day of actively performing work for the Company or any Affiliate, whether that period arises from a contractual or common law right. For certainty, "Active Employment" shall be deemed to include any period of vacation or other leave permitted by legislation;

“Active Engagement” means any period in which a non-employee Participant actively provides services to the Company or any Affiliate. For certainty, “Active Engagement” shall exclude any period that follows, or ought to have followed, the Participant’s last day of actively providing services to the Company or any Affiliate; and

“Termination Date” means the Participant’s last day of Active Employment or Active Engagement, as applicable.

If any vesting date occurs during a special closed window under the Company’s Insider Trading Policy, then the Restricted Stock Units shall vest on the first trading day of the next open trading window pursuant to the Company’s Insider Trading Policy, subject in all cases to any applicable outside dates that are required to ensure compliance with applicable tax laws and the terms of the Plan.

The Participant hereby acknowledges and agrees that (a) the Company has made available to the Participant a copy of the Plan and (b) the Participant has had the opportunity to review the Plan and this Notice, including the attached Restricted Stock Unit Agreement, and to consult with the Participant’s individual tax advisor and/or legal counsel with respect to the same.

The Participant agrees that they shall have no entitlement to damages or other compensation arising from or related to not receiving any or all of the awards or vesting that would have accrued to the Participant after the Termination Date. For clarity, except for the minimum period of notice of termination required to be provided pursuant to the ESL (if any and if applicable), no period of notice, if any, or payment instead of notice that is given or that ought to have been given under contract or at common law (whether or not imposed by a court), in respect of such termination of employment that follows or is in respect of a period after the Participant’s Termination Date will be considered as extending the Participant’s period of employment or engagement or be used for purposes of calculating the

Participant’s entitlement under the Plan, this Notice or the Restricted Stock Unit Agreement. The Participant waives the right to receive damages or payment in lieu of any forfeited vesting or grant that would have accrued during any contractual or common law reasonable notice period that exceeds the Participant’s minimum statutory notice of termination period beyond that required by the ESL (if any and if applicable).

The Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan. By executing this Notice, the Participant further agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the Restricted Stock Unit Agreement attached hereto. As of the Grant Date, this Notice, the attached Restricted Stock Unit Agreement, and the Plan set forth the entire understanding between the Participant and the Company regarding the Restricted Stock Units and supersede all prior oral and written agreements with respect to the Award. The Participant acknowledges that there may be adverse tax consequences upon settlement of the Award or disposition of the underlying Shares and that the Participant should consult a tax advisor prior to such settlement or disposition. By accepting this Award, the Participant consents to receive documents governing the Award by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company from time to time. This Notice may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Notice transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Terrestrial Energy Inc.	Participant

By:_______________________________	By:_______________________________
Name:	Name: [__]
Title:	Date: [__]
Date: [__]

Terrestrial Energy Inc.
2025 Equity Incentive Plan

Restricted Stock Unit Agreement

Terrestrial Energy Inc., a Delaware corporation formerly known as “HCM II Acquisition Corp.” (the “Company”) has awarded the Participant set forth in the Notice of Restricted Stock Unit Award (the “Notice”) a Restricted Stock Unit Award (the “Award”) that is subject to the Company’s 2025 Equity Incentive Plan  (the “Plan”), the Notice, and this Restricted Stock Unit Agreement (this “Agreement”) for the number of Restricted Stock Units indicated in the Notice. Capitalized terms not explicitly defined in this Agreement or in the Notice but defined in the Plan will have the same definitions as in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. This Agreement will be deemed to be signed by the Participant on the signing by the Participant of the Notice to which it is attached.

1.Grant of Restricted Stock Units. The Company hereby issues to the Participant on the Grant Date an Award for the number of Restricted Stock Units set forth in the Notice. Each Restricted Stock Unit represents the right to receive one Share on settlement, subject to the terms and conditions set forth in this Agreement and the Plan.
2.Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Participant to the Company.
3.Vesting. The Restricted Stock Units will vest as set forth in the Notice. In the event of a Change in Control, the Restricted Stock Units will be subject to the provisions of the Plan relating to a Change in Control.
4.No Transfer. No portion of the Restricted Stock Units may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant other than to the Company as a result of forfeiture of the Restricted Stock Units as provided herein, unless and until settlement is made in respect of vested Restricted Stock Units in accordance with the provisions hereof. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Participant and all of the Participant’s rights to such Restricted Stock Units shall immediately terminate without any payment or consideration by the Company.
5.Rights as Shareholder.
5.1The Participant shall not have any rights of a shareholder with respect to the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of Shares.
5.2Upon and following the settlement of the Restricted Stock Units in Shares, the Participant shall be the record owner of the Shares unless and until such Shares are sold or otherwise disposed of and shall be entitled to all rights of a shareholder of the Company (including voting rights).
6.Settlement of Restricted Stock Units.
6.1Subject to Section 9 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Participant the number of Shares equal to the number of vested Restricted Stock Units and (b) enter the Participant’s name on the books of the Company as the holder of record with respect to the Shares delivered to the Participant.
6.2If the Participant is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Restricted Stock Units upon the Participant’s “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death.
6.3To the extent that the Participant does not vest in any Restricted Stock Units, all interests in such Restricted Stock Units shall be forfeited automatically without consideration.
7.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained as an employee or consultant of the Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s Service at any time, with or without Cause.
8.Adjustments. If any change is made to the outstanding Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 4.3 of the Plan.

9.Tax Liability and Withholding.
9.1The Company’s obligations with respect to the settlement of Restricted Stock Units shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and other tax withholding requirements (as well as any applicable Canadian federal, provincial, territorial withholding requirements on account of taxes or social security contributions). The Participant shall make appropriate arrangements with the Company to provide for the amount of withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws (as well as any applicable Canadian federal, provincial, territorial withholding requirements on account of taxes or social security contributions). The Committee may, in its sole discretion, permit the Participant to pay all such amounts of tax withholding, or any part thereof, by electing (a) to tender a cash payment, (b) to have the Company withhold from Shares otherwise issuable to the Participant a number of Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant; provided however, that the number of Shares so withheld shall not exceed the maximum amount required to be withheld (or such lesser amount as may be necessary to avoid classification as a liability under applicable accounting standards), or (C) to transfer to the Company a number of Shares that were acquired by the Participant more than six months prior to the transfer to the Company and that have a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of the Shares to be withheld shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). Any such election by the Participant to have Shares withheld for this purpose will be subject to the following restrictions: (i) all elections must be made prior to the Tax Date; (ii) all elections shall be irrevocable; (iii) if the Participant is an officer or director of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as it may be amended from time to time, (“Section 16”), the Participant must satisfy the requirements of Section 16 and any applicable rules thereunder with respect to the use of Shares to satisfy such tax withholding obligation.
9.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (other than the employer portion of any such amounts) (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
10.Compliance with Laws and Regulations. The issuance, transfer, vesting and ownership of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed at the time of such issuance or transfer. The Participant agrees to cooperate with the Company to ensure compliance with such laws and requirements.
11.Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed via certified mail or overnight courier, postage prepaid, to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the address as recorded in the records of the Company.
12.Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to its conflict of laws principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
13.Clawback. In accordance with Section 13.6 of the Plan, by accepting the Restricted Stock Units, the Participant acknowledges that the Participant may be bound by, and subject to all of the terms and conditions of, the Clawback Policy, and the Participant agrees to abide by any applicable terms of the Clawback Policy. To the extent that the Board determines that all or any portion of the Restricted Stock Units or the Shares issued on settlement thereof (or the value of those Shares) must be cancelled, forfeited, repaid, or otherwise recovered by the Company, the Participant shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery. In the event of any conflict between the terms of the Clawback Policy and the terms of the Plan or this Agreement, the terms of the Clawback Policy shall govern.
14.Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.No Guarantee. Neither the Plan nor this Agreement shall confer upon Participant any right to continued employment or engagement or a promise of future employment or engagement with Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or an Affiliate to terminate Participant’s employment or engagement at any time, with or without Cause.
16.No Impact on Other Benefits. Unless otherwise required by the ESL, the value of the Restricted Stock Units or Shares shall not be part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit unless such benefit explicitly provides for inclusion of the applicable value.
17.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
18.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
19.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units hereunder does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with or engagement by the Company or its Affiliates.
20.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel this Agreement; provided, that, no such amendment shall materially and adversely affect the Participant’s rights under this Agreement without the Participant’s consent.
21.Section 409A. This Agreement is intended to comply with, or be exempt from, the provisions of Section 409A of the Code and shall be construed and interpreted in accordance with such intent. The Company reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to avoid any adverse tax consequences under Section 409A of the Code. Notwithstanding anything to the contrary, none of the Company, its officers, directors, employees, agents or representatives guarantees that this Agreement complies with, or is exempt from, the provisions of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, the provisions of Section 409A of the Code.  To the extent that any payment or benefit under this Agreement is nonqualified deferred compensation subject to Section 409A of the Code, as determined by the Committee, and is payable to the Participant by reason of termination of employment, such payment or benefit shall be made or provided to the Participant only upon a “separation from service,” as defined under Section 409A of the Code.  Each payment under this Agreement shall be treated as a separate payment under Section 409A of the Code.
22.Counterparts, Copies. This Agreement may be signed in counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same agreement. Fax or PDF copies of the parties’ signatures shall have the same force and effect as original signatures.
23.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement (such delivery may be electronic). The Participant has read and understands the terms and provisions thereof and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the Shares delivered on settlement of the Restricted Stock Units. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition. With respect to such matters, the Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
24.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, whether in electronic or other form, of the Participant’s Personal Data (as described below) by and among, as applicable, the Company and any Subsidiary or Affiliate or third parties as may be selected by the Company for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that refusal or withdrawal of consent will affect the Participant’s ability to participate in the Plan; without providing consent, the Participant will not be able to participate in the Plan or realize benefits (if any) from the Award. The Participant understands that the Company and any Subsidiary or Affiliate or designated third parties may hold personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”). The Participant understands that Personal Data may be transferred to any Subsidiary or Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant’s country of residence, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is the Participant’s employer and its payroll provider.
25.Canadian Tax Treatment. This Agreement is intended to comply with and be subject to the provisions of section 7 of the Income Tax Act (Canada) (“Canadian Tax Act”) and shall be construed and interpreted in accordance with such intent. The Company reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to avoid any adverse tax consequences under the Canadian Tax Act. Notwithstanding anything to the contrary, none of the Company, its officers, directors, employees, agents or representatives guarantees that this Agreement complies with or is subject to the provisions of section 7 of the Canadian Tax Act and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be subject to the provisions of section 7 of the Canadian Tax Act.